Exhibit 99.4

Consent of Tudor, Pickering, Holt & Co.

We hereby consent to the use of our opinion letter dated May 23, 2021 to the Board of Directors of Cimarex Energy Co. (“Cimarex”), included as Annex C to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Cabot Oil & Gas Corporation (“Cabot”), filed on June 29, 2021 (the “Registration Statement”), relating to the proposed merger of Cabot and Cimarex, and to the description of such opinion and the references to our name contained therein under the headings “Summary—Opinion of Financial Advisors—Opinion of Tudor, Pickering, Holt & Co., Cimarex’s financial advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Cimarex Board of Directors and Reasons for the Merger”, “The Merger—Opinion of Tudor, Pickering, Holt & Co., Cimarex’s Financial Advisor” and “The Merger—Cimarex Unaudited Forecasted Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

TUDOR, PICKERING, HOLT & CO.
(The energy investment and merchant banking business of Perella Weinberg Partners LP)

/s/ TUDOR, PICKERING, HOLT & CO.

Houston, Texas

June 29, 2021